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                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Argosy Gaming Company of our report dated February 13, 1998, included in the 1997 Annual Report to Shareholders of Argosy Gaming Company.

Our audits also included the financial statement schedules of Argosy Gaming Company listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                              Ernst & Young LLP

Chicago, Illinois
March 23, 1998